EXHIBIT 99.1



                         SWEPCO AND COOPERATIVES APPEAL
                 AND SEEK STAY OF CAJUN BID DISQUALIFICATION

      BATON ROUGE, LA (June 24, 1998) - Southwestern Electric Power Company and a committee of seven electric distribution cooperatives today filed a notice of appeal and an emergency motion seeking a stay of a U.S. District Court order disqualifying their proposed reorganization plan for Cajun Electric Power Cooperative. The motion also seeks a stay of the Cajun Electric bankruptcy proceedings pending appeal of the District Court decision before the Fifth Circuit Court of Appeals.
      The motion was filed in U.S. District Court in Baton Rouge, La., by SWEPCO and the committee of cooperatives that have been SWEPCO's co-plan proponents since SWEPCO and the committee filed their joint reorganization plan in April 1996.
      The District Court, in a June 16 ruling and a June 19 order, disagreed with the findings and conclusions of the U.S. Bankruptcy Court. The District Court reversed the Sept. 8, 1997, Bankruptcy Court decision that confirmed SWEPCO's right to reimburse the group of seven cooperatives for $1 million in legal expenses, with court review to assure specific expenses are reasonable.
      The motion cites the irreparable harm that would occur to the cooperatives and SWEPCO if a stay is not granted because only the two competing plans would be allowed to continue. The joint plan proposed by SWEPCO and the committee cannot be considered unless the District Court decision is reversed. Final briefs in the confirmation process are due July 2, and the Bankruptcy Court could confirm a plan at any time after that date. In the motion, SWEPCO asserts that the Bankruptcy Court was correct in its decision and that the Fifth Circuit should reverse the District Court.
      The seven cooperatives are Beauregard Electric Cooperative, Inc., Dixie Electric Membership Corp., Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., South Louisiana Electric Cooperative Association, Valley Electric Membership Corp. and Washington-St.
Tammany Electric Cooperative, Inc.
      Southwestern Electric Power Co., based in Shreveport, La., is a subsidiary of Central and South West Corp. (NYSE:CSR), a Dallas-based public utility holding company.
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